Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

MIAMI, FL, August 4, 2011 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2011.
Second quarter 2011 revenues were $291.2 million, compared to revenues of $268.5 million in the second quarter of 2010. The increase in revenues in 2011 was primarily due to increased unit sales of approximately 5.7% in the 2011 period compared to the 2010 period. The Company recorded operating income of $38.0 million in the 2011 second quarter, compared to operating income of $21.1 million in the second quarter of 2010. Net income for the 2011 second quarter was $30.3 million, or $0.36 per diluted common share, compared to $19.2 million, or $0.19 per diluted common share, in the 2010 second quarter. The results for the three months ended June 30, 2011 included pre-tax gains from the liquidation of long-term investments of $19.5 million, changes in the fair value of derivatives embedded within convertible debt of $9.4 million, and the sale of a townhome of $577,000 offset by a loss on extinguishment of debt of $1.2 million. Adjusting for the pre-tax gains and loss on extinguishment of debt, second quarter 2011 operating income was $38.0 million and second quarter 2011 net income was $13.2 million or $0.17 per diluted share. The results for the year-ago period, the three months ended June 30, 2010, included a pre-tax charge of $14.4 million related to the resolution of a litigation judgment and $13.8 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for the pre-tax charge related to the resolution of a litigation judgment and the non-cash gains from the Company's convertible debt previously noted, second quarter 2010 operating income was $35.4 million and second quarter 2010 net income was $19.6 million or $0.26 per diluted share.
For the six months ended June 30, 2011, revenues were $551.6 million, compared to $490.5 million for the first six months of 2010. The increase in revenues in 2011 was primarily due to increased unit sales of approximately 9.8% in the 2011 six-month period compared to the 2010 period. The Company recorded operating income of $69.4 million for the 2011 six-month period, compared to operating income of $52.1 million for the 2010 period. Net income for the 2010 six-month period was $49.7 million, or $0.64 per diluted common share, compared to $31.2 million, or $0.39 per diluted common share, for the 2010 period. The results for the six months ended June 30, 2011 included pre-tax gains from the liquidation of long-term investments of $23.6 million, changes in the fair value of derivatives embedded within convertible debt of $8.9 million and the sales of townhomes of $3.7 million offset by a loss on extinguishment of debt of $1.2 million. Adjusting for the pre-tax gains and loss on extinguishment of debt, operating income for the six months ended June 30, 2011 was $69.4 million and net income for the six months ended June 30, 2011 was $28.5 million or $0.37 per diluted share. Adjusting for the pre-tax charge related to the resolution of a litigation judgment previously discussed and $11.1 million of non-cash gains from the Company's convertible debt, operating income for the six months ended June 30, 2010 was $66.5 million and net income for the six months ended June 30, 2010 was $33.2 million or $0.44 per diluted share.
For the three and six months ended June 30, 2011, the Company's tobacco business had revenues of $291.2 million and $551.6 million, respectively, compared to $$268.5 million and $490.5 million for the three and six months ended June 30, 2010, respectively. Operating income was $42.2 million for the second quarter of 2011 and $78.6 million for the first six months of 2011, compared to $26.0 million and $61.0 million for the three and six months ended June 30, 2010, respectively. Adjusting for a litigation judgment charge, operating income for the three and six months ended June 30, 2010 was $40.4 million and $75.3 million, respectively.

Conference Call to Discuss Second Quarter 2011 Results

As previously announced, the Company will host a conference call and webcast on Friday, August 5, 2011 at 11:00 A.M. (ET) to discuss second quarter 2011 results. Investors can access the call by dialing 800-859-8150 and entering 90121568 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
A replay of the call will be available shortly after the call ends on August 5, 2011 through August 19, 2011. To access the replay, dial 877-656-8905 and enter 90121568 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues*	$291,180	$268,460	$551,558	$490,547

Expenses:
Cost of goods sold*	231,073	210,994	436,250	380,905
Operating, selling, administrative and general expenses	22,140	22,028	45,865	43,186
Litigation judgment expense	—	14,361	—	14,361
Operating income	37,967	21,077	69,443	52,095

Other income (expenses):
Interest expense	(25,082)	(20,770)	(50,010)	(39,575)
Change in fair value of derivatives embedded within convertible debt	9,437	13,789	8,862	11,075
Loss on extinguishment of debt	(1,217)	—	(1,217)	—
Equity income from non-consolidated real estate businesses	6,197	7,207	11,101	11,778
Gain on sale of investment securities available for sale	1,506	6,447	14,541	11,111
Gain on liquidation of long-term investments	19,475	—	23,611	—
Gain on sales of townhomes	577	—	3,712	—
Other, net	(14)	2,852	825	2,978

Income before provision for income taxes	48,846	30,602	80,868	49,462
Income tax expense	18,545	11,379	31,194	18,301

Net income	$30,301	$19,223	$49,674	$31,161

Per basic common share:

Net income applicable to common shares	$0.40	$0.25	$0.65	$0.41

Per diluted common share:

Net income applicable to common shares	$0.36	$0.19	$0.64	$0.39

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

* Revenues and Cost of goods sold include excise taxes of $142,934, $135,217, $270,568 and $246,410, respectively.